LINCOLN NATIONAL LIFE INSURANCE CO.

A part of LINCOLN NATIONAL CORPORATION 1300 South Clinton St. Fort Wayne, IN
46801


                               SECTION 457 GOVERNMENTAL
                        DEFERRED COMPENSATION PLAN ENDORSEMENT

         MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED ("THIS CONTRACT)

This Endorsement is attached to an annuity contract (the "Contract") described in Section 401(f) of the Internal Revenue Code of 1986, as amended (the "Code") that provides a funding instrument for an eligible governmental deferred compensation plan within the meaning of Section 457 of the Code, including without limitation Section 457(g) of the Code. The Contract will be governed by this Endorsement and Section 457 of the Code, including without limitation
Section 457(g) of the Code, and any contrary provisions in the Contract are amended as follows.

1.        OWNER, PLAN, PARTICIPANT (ANNUITANT) AND BENEFICIARY

     The Owner is an eligible governmental employer described in Section 457(e)(1)(A) of the Code which maintains a Deferred Compensation Plan (the "Plan") which is intended to be an eligible governmental deferred compensation plan within the meaning of Section 457 of the Code, including without limitation Section 457 (g) of the Code. The Annuitant (also referred to herein as the "Participant") is an employee of the Owner who participates in the Plan. The Beneficiary or Beneficiaries shall be the person, persons or entity designated by the Participant in accordance with the terms of the Plan to receive benefits under the plan or, in the absence of such designation, the person, persons or entity specified under the terms of the Plan. If the Plan requires a designated Beneficiary to survive the Participant by a specified period in order for the designation to be effective, and the designated Beneficiary fails to so survive the Participant, then the Beneficiary shall be the person, persons or entity determined in accordance with or specified under the terms of the Plan.

2.        PURPOSE OF CONTRACT

     This Contract provides a funding instrument for the Plan and provides for the payment of benefits determined in accord with the terms of the Plan. This Contract is intended to constitute a contract described in Section 401(f) of the Code that satisfies the requirements of Section 457(g) of the Code, and shall be interpreted so as to be consistent therewith.

3.        ACTIONS OF OWNER FOR EXCLUSIVE BENEFIT OF PARTICIPANT AND
          BENEFICIARIES

     All directions, elections and other actions authorized to be made by the Owner under this Contract shall be for the exclusive benefit of the Participant and his or her Beneficiaries.

4.        ANNUITY PAYMENTS

     An election to receive proceeds under an Annuity Payment Option shall be made at the time or times and in the manner specified in the Plan, and shall in all other respects be in accord with the terms of the Plan. If an Annuity Payment Option is not chosen within the time or in the manner specified in the Plan, payments under this Contract will commence at such time and will be paid in such manner to such person or persons as is provided for in the Plan.

5.        CHOICE OF ANNUITY PAYMENT OPTION

     The choice of any Annuity Payment Option or the change of any previously elected Annuity Payment Option shall be made at the time or times and in the manner specified in the Plan, and shall in all other respects be in accord with the terms of the Plan.

6.        ANNUITY PAYMENT OPTIONS

     The Annuity Payment Options shall be as described in the Plan subject to the limitations of the Contract.

7.        SURRENDER OF OR WITHDRAWAL FROM CONTRACT

     No surrender of or withdrawal from this Contract shall be effected other than for the exclusive benefit of the Participant and his or her Beneficiaries in accordance with the terms of the Plan.

8.                            EXCLUSIVE BENEFIT OF PARTICIPANT AND BENEFICIARIES

     This Contract is issued, and shall be held, administered, interpreted and applied, for the exclusive benefit of the Participant and his or her Beneficiaries. In no event shall this Contract or any of the rights or interests in or under this Contract be subject to the rights or claims of any creditor of the Owner, nor shall this Contract or any of the rights or interests in or under this Contract be used for, or diverted to, purposes other than for the exclusive benefit of the Participant and his or her Beneficiaries.

9.                                                           CHANGES TO CONTRACT

     The Owner, acting for the exclusive benefit of the Participant and his or her Beneficiaries may change this Contract with the consent of LNL; provided, however, that no such change shall authorize or permit at any time this Contract or any of the rights or interests in or under this Contract to be used in any manner for, or diverted to, purposes other than for the exclusive benefit of the Participant and his or her beneficiaries.

The Lincoln National Life Insurance Company

Gabriel L. Shaheen, President